Exhibit 99.4

MongoDB Announces Pricing of Upsized
$250 Million Convertible Senior Notes Offering

NEW YORK, N.Y., June 26, 2018 — MongoDB, Inc. (“MongoDB”) (Nasdaq: MDB), the leading modern, general purpose database platform, today announced the pricing of $250 million aggregate principal amount of 0.75% convertible senior notes due 2024 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of the offering was increased from the previously announced offering size of $200 million. MongoDB also granted the initial purchasers of the notes an option to purchase up to an additional $50 million principal amount of notes. The sale of the notes is expected to close on June 28, 2018, subject to customary closing conditions.

The notes will be general unsecured obligations of MongoDB and will accrue interest payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2018, at a rate of 0.75% per year.  The notes will mature on June 15, 2024, unless earlier converted, repurchased or redeemed. The initial conversion rate will be 14.6738 shares of MongoDB’s Class A common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $68.15 per share). The initial conversion price of the notes represents a premium of approximately 27.50% over the last reported sale price of MongoDB’s Class A common stock on June 25, 2018. The notes will be convertible into cash, shares of MongoDB’s Class A common stock or a combination of cash and shares of MongoDB’s Class A common stock, at MongoDB’s election.

MongoDB may redeem the notes, at its option, on or after June 20, 2021, if the last reported sale price of MongoDB’s Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

MongoDB estimates that the net proceeds from the offering will be approximately $241.8 million (or $290.4 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discount and estimated offering expenses payable by MongoDB. MongoDB intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described below. MongoDB intends to use the remainder of the net proceeds for working capital and other general corporate purposes.

In connection with the pricing of the notes, MongoDB entered into capped call transactions with one or more of the initial purchasers and/or their respective affiliates or other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce potential dilution to MongoDB’s Class A common stock upon any conversion of notes, with such reduction subject to a cap initially equal to $106.90 (which represents a premium of approximately 100% over the last reported sale price of MongoDB’s Class A common stock on June 25, 2018). If the initial purchasers exercise their option to purchase additional notes, MongoDB expects to enter into additional capped call transactions with the option counterparties.

MongoDB expects that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates may enter into various derivative transactions with respect to MongoDB’s Class A common stock and/or purchase shares of MongoDB’s Class A common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of MongoDB’s Class A common stock or the notes at that time.

In addition, MongoDB expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to MongoDB’s Class A common stock and/or purchasing or selling MongoDB’s Class A common stock or other securities of MongoDB in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date for the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of MongoDB’s Class A common stock or the notes, and to the extent the activity occurs during any observation period related to a conversion of notes, this could affect the number of shares and value of the consideration that a noteholder will receive upon conversion of its notes.

Neither the notes, nor any shares of MongoDB’s Class A common stock issuable upon conversion of the notes, have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About MongoDB

MongoDB is the leading modern, general purpose database platform, designed to unleash the power of software and data for developers and the applications they build. Headquartered in New York, MongoDB has more than 6,600 customers in over 100 countries. The MongoDB database platform has been downloaded over 35 million times and there have been more than 850,000 MongoDB University registrations.

Investor Relations Contact:

Brian Denyeau

ICR for MongoDB

646-277-1251

ir@mongodb.com

Media Relations Contact:

MongoDB

866-237-8815 x7186

communications@mongodb.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements concerning the expected closing of the offering and the anticipated use of proceeds from the offering. Forward-looking statements include all statements contained in this press release that are not historical facts and such statements are, in some cases, identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” or the negative or plural of these words or similar expressions or variations. These forward-looking statements are based on the information currently available to us and on assumptions we have made. Actual results may differ materially from those described in the forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and factors that are beyond our control including, without limitation: market risks, trends and conditions; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in our Securities and Exchange Commission filings and reports, including our Quarterly Report on Form 10-Q filed on June 7, 2018, as well as future filings and reports by us. Except as required by law, we undertake no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.